Exhibit 10.0

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this December 9, 2004 (the “Effective Date”), between Winn-Dixie Stores, Inc., a Florida corporation together with its successors and assigns permitted under this Agreement (“Company”), and Peter L. Lynch (the “Executive”).

1. Term. Subject to earlier termination as provided herein, the Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date. The term of the Executive’s employment as provided in this Section 1 shall be hereinafter referred to as the “Term.” If the Executive remains employed by the Company beyond the expiration of the Term, he shall be an employee at-will; except that any provisions identified as surviving shall continue.

2. Duties.

(a) Executive’s Positions and Titles. Effective December 10, 2004, the Executive’s positions and titles shall be President and Chief Executive Officer of the Company. The Executive shall be elected to serve as a member of the Company’s Board of Directors (the “Board”) as soon as practicable thereafter.

(b) Executive’s Duties. Executive shall report directly to the Board. As Chief Executive Officer of the Company, Executive shall have active and general supervision and management over the business and affairs of the Company and shall have full power and authority to act for all purposes for and in the name of the Company in all matters except where action of the Board is required by law, the by-laws of the Company, or resolutions of the Board. No other person shall have reporting rights, or actual or de facto responsibilities or authority, that are comparable or superior to those of the Executive hereunder, or that would in any way undermine or diminish the reporting right, authority and responsibilities of the Executive.

(c) Business Time. The Executive agrees to devote substantially all of his business time to the business and affairs of the Company and to use his best reasonable efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder, subject to periods of vacation and sick leave to which he is entitled. Notwithstanding the foregoing, Executive may serve on trade, civic or charitable boards or committees and manage his personal investments and affairs to the extent such activities do not interfere with the performance of his duties and responsibilities hereunder.

3. Compensation and Benefits.

(a) Base Salary. During the Term, the Executive shall receive a base salary (“Base Salary”), paid in accordance with the normal payroll practices of the Company, at an annual rate of $900,000. The Base Salary shall be reviewed by the Board from time to time in accordance with the Company’s policies and practices, but no less frequently than once annually and may be increased based on Executive’s performance, in the sole discretion of the Board (and such increased amount thereafter shall be the Executive’s “Base Salary”).

(b) Annual Bonus Programs. In addition to the Base Salary, the Executive shall be eligible to participate throughout the Term in such annual bonus plans and programs (“Annual Bonus Programs”), as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of any such plans or programs. If the Executive achieves his target performance goals, as determined by the Compensation Committee of the Board (the “Compensation Committee”) on an annual basis, the Executive shall have a target annual bonus under such Annual Bonus Programs equal to one hundred percent (100%) of Base Salary (“Target Bonus”). The foregoing to the contrary notwithstanding, the Executive’s annual bonus for the 2005 fiscal year shall not be less than a Target Bonus amount prorated based upon the fraction the numerator of which is the number of days elapsed from the Effective Date to the last day of the 2005 fiscal year and the denominator of which is the total number of days constituting the 2005 fiscal year, provided that the Executive is employed with the Company on the last day of such fiscal year. The Executive’s participation in such Annual Bonus Programs is or shall be subject to the Compensation Committee’s policy regarding compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Incentive Equity Grants.

(i) As of the Effective Date, the Executive shall be awarded a grant of 3,000,000 restricted stock units of the Company (“RSU Grant”), payable only in shares of the common stock of the Company (one (1) share for each such unit). The restricted stock units shall vest and be nonforfeitable: (I) 2,000,000 such restricted stock units shall 100% vest on the fifth (5th) anniversary of the Effective Date and (II) the other 1,000,000 restricted stock units shall vest in equal installments on the first five anniversaries of the Effective Date, provided in each case that the Executive is continuously employed by the Company from the Effective Date through each such vesting date with respect to the number of restricted stock units then vesting. To the extent vested, the stock relating to such restricted stock units shall be distributed on the later of (A) the July 15 of the year after which the Executive ceases to be a “covered employee” within the meaning of Code Section 162(m), or (B) the date which is six (6) months after the date of the Executive’s “separation from service,” as such term is defined in regulations or other guidance issued under Code Section 409A. The RSU Grant shall be in accordance with the form of grant agreement attached hereto as Exhibit A.

(ii) As of the Effective Date, the Executive shall be awarded a grant of stock options to purchase 500,000 shares of the common stock of the Company (“Stock Option Grant”) for an exercise price equal to the closing NYSE market price of the Company’s common stock on the Effective Date, vesting in equal installments on the first five anniversaries of the Effective Date, provided that the Executive is continuously employed by the Company from the Effective Date through each such vesting date with respect to the number of stock options then vesting, and shall have an option term of ten (10) years from the Effective Date, in accordance with the form of grant agreement attached hereto as Exhibit B.

(iii) On the first day of the fiscal year ending June 2006, if the Executive is then employed by the Company, the Executive shall be awarded a grant of stock options to purchase 500,000 shares of the common stock of the Company (“Second Stock Option Grant”) for an exercise price equal to the closing NYSE market price of the Company’s common stock on the date of grant, vesting in equal installments on the first five anniversaries of the Effective Date, provided that the Executive is continuously employed by the Company from the date of grant through each such vesting date with respect to the number of stock options then vesting, and shall have an option term of ten (10) years from the date of grant, in accordance with the form of grant agreement attached hereto as Exhibit C.

(d) Other Long Term Incentive Programs. After granting the Executive the Second Stock Option Grant, the Executive shall be eligible to participate in long-term incentive grants throughout the Term, based on performance, subject to Code Section 162(m), as determined in the sole discretion of the Compensation Committee of the Board, including stock option, restricted stock, restricted stock unit, performance stock unit and other similar programs (“Long Term Bonus Programs”), as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of any such plans or programs.

(e) Employee Benefits. During the Term, the Executive or the Executive’s dependents, as the case may be, shall participate in all employee and executive retirement, medical, dental, vision, disability, group and/or executive life, accidental death and travel accident insurance, and all similar benefit plans and programs of the Company, subject to the terms and conditions thereof, as in effect from time to time with respect generally to senior executives employed by the Company.

(f) Perquisites. During the Term, the Executive shall be entitled to participate in all employee and executive perquisite programs, as such are generally applicable to senior executives of the Company (including personal financial planning), and shall be reimbursed for a maximum of $45,000 per year under such programs. When available, for the security and safety of the Executive, the Executive shall have access to corporate aircraft for his individual personal use (with income imputed to the extent required under applicable tax regulations).

(g) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by him in accordance with the policies and practices of the Company as in effect from time to time.

(h) Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company, but in no event shall such vacation time be less than four (4) weeks per calendar year.

(i) Relocation. The Executive shall be entitled to reimbursement of his relocation expenses in accordance with Company policy; provided, the Company: (i) shall reimburse the Executive for his expenses incurred for temporary housing for himself and his family for not more than six (6) months following the Effective Date, (ii) shall reimburse the Executive for reasonable travel expenses incurred for himself and his spouse to locate and acquire a permanent residence in metropolitan Jacksonville; (iii) shall guarantee that the Executive receive on a sale of his residence in Chicago (before deduction for broker’s fees and commissions) an amount that is not less than the amount that he paid to acquire such residence plus the cost of documented improvements (collectively, “Cost Basis”) and, if necessary to facilitate the Executive’s acquisition of a new residence in metropolitan Jacksonville, shall purchase such residence from the Executive at its fair market value (but in no event less than his Cost Basis); and (iv) shall provide the Executive a $30,000 allowance for unitemized miscellaneous relocation expenses.

4. Termination.

(a) Disability. Either the Executive or the Company may terminate the Executive’s employment, due to Executive’s Disability, by giving notice of his or its intention to terminate the Executive’s employment, and the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after giving such notice (the “Disability Effective Date”). The Executive’s “Disability” shall: (i) have the meaning ascribed to such term in the Company’s long-term disability insurance program, policy or contract as in effect from time to time for the benefit of employees of the Company; or (ii) if clause (i) does not apply, exist if by reason of a physical or mental impairment, the Executive is unable to substantially perform his duties hereunder for a period of six (6) consecutive months, or for a period of fewer than six (6) months provided that Executive’s primary care physician notifies the Company that such impairment will continue for not less than six (6) months.

(b) For or Without Cause. The Company may terminate the Executive’s employment at any time for Cause or without Cause. “Cause” means:

(i) The Executive has been convicted of (or pleads guilty or no contest to) a felony involving theft or moral turpitude;

(ii) The Executive has engaged in conduct that constitutes gross misconduct in the performance of his employment duties; or

(iii) A breach of Executive’s representation set forth in Section 15(b).

(c) For Good Reason.

(i) The Executive may voluntarily terminate the Executive’s employment at any time for Good Reason. “Good Reason” means any of the following actions by the Company without the Executive’s written consent:

(A) A reduction by the Company of Executive’s Base Salary or Target Bonus opportunity, other than in connection with any across-the-board reduction of base salaries or target bonus opportunities of senior executives of the Company;

(B) Failure by the Company to elect or reelect Executive as a member of the Board;

(C) A material diminution in Executive’s duties or responsibilities; or

(D) A breach of the Company’s financial representation set forth in Section 15(a) which has a material adverse impact on the Company, except respecting matters for which no member of the Board and no member of senior management has any knowledge as of the Effective Date.

(ii) A termination for Good Reason shall not take effect unless the provisions of this subparagraph (ii) are satisfied. The Executive’s Notice of Termination shall be given within ninety (90) days after the Executive has notice or otherwise learns of such act or acts or failure or failures to act that form the grounds for “Good Reason.” The Company shall have ten (10) days after the date that such Notice of Termination has been given within which to cure such conduct. If the Company fails to cure such conduct, the Executive shall be deemed to have terminated his employment for Good Reason on the eleventh (11th) day after such Notice of Termination is given to the Company.

(d) Termination by Executive Without Good Reason. The Executive may voluntarily terminate his employment without liability at any time without Good Reason by a Notice of Termination given at least thirty (30) days prior to the Date of Termination.

(e) Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive for any reason (other than due to his death) shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 16(b). A “Notice of Termination” means a notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).

(f) Date of Termination. “Date of Termination” means the date of actual receipt of the Notice of Termination or any later date specified therein (including any such date that may be required in accordance with an applicable provision of this Section 4, above) or the date of the Executive’s death, as the case may be.

5. Obligations of the Company upon Termination. The Executive’s entitlements upon termination of employment are set forth in this Section 5. Except to the extent otherwise provided in this Agreement, all benefits, including, without limitation, stock option grants, restricted stock units and awards under the Long Term Bonus Programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. Except as specifically provided in this Section 5 and Section 6, the Executive shall not be entitled to any further payments or benefits upon a termination of his employment for any reason. Anything in this Section 5 to the contrary notwithstanding, to the extent delay in payments called for under any provision of this Section 5 is determined to be necessary to prevent the application of, or adverse tax consequences under, Code Section 409A, then such payment shall not be made until the date which is six (6) months after the date of the Executive’s “separation from service” as that term is defined in regulations or other guidance issued under Code Section 409A.

(a) Accrued Obligations. For purposes of this Section 5 and Section 6, the term “Accrued Obligations” shall mean, as of the Date of Termination the following amounts not theretofore paid to Executive: (i) the Executive’s Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, (ii) the amount of any bonus, incentive compensation, deferred compensation and other compensation and benefits vested and accrued (and not forfeited) by the Executive under the applicable benefit plans of the Company as of the Date of Termination, and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination. For purposes of determining an “Accrued Obligation,” amounts shall be deemed to accrue ratably over the period during which they are earned (and not forfeited), but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy.

(b) Disability; Death; Cause; Other Than for Good Reason. If the Executive’s employment is involuntarily terminated by the Company for Cause, the Executive voluntarily terminates the Executive’s employment without Good Reason, or the Executive’s employment terminates due to his death or Disability, then the Company shall pay all Accrued Obligations to the Executive (or, in the case of his death, the Executive’s legal representatives) within thirty (30) days after the Date of Termination (or such longer period as may apply under the applicable employee retirement or welfare benefit plan of the Company). All unexercised stock options and all unpaid restricted stock units and other equity incentive compensation awards theretofore granted to the Executive shall be exercisable or forfeited, as the case may be, in accordance with the applicable agreement or award between the Company and the Executive. Anything herein to the contrary notwithstanding, if such termination occurs prior to the fifth (5th) anniversary of the date of grant, the 2,000,000 restricted stock unit portion of the RSU Grant shall be forfeited in its entirety, the unvested restricted stock units of the 1,000,000 restricted stock unit portion of the RSU Grant, the unvested portion of the Stock Option Grant and the unvested portion of the Second Stock Option Grant (if awarded) shall be forfeited.

(c) Other Than for Cause, Death or Disability; For Good Reason. If the Company involuntarily terminates the Executive’s employment other than for Cause (and other than due to his Disability) or the Executive voluntarily terminates the Executive’s employment for Good Reason, then the Executive shall be entitled to receive:

(i) All Accrued Obligations within thirty (30) days after the Date of Termination (or such longer period as may apply under the applicable employee retirement or welfare benefit plan of the Company);

(ii) The amount of any bonus pursuant to Section 3(b) earned for the previous fiscal year, to the extent not theretofore paid, within thirty (30) days after the Date of Termination;

(iii) A bonus pursuant to Section 3(b) for the fiscal year in which such termination occurs, based on actual performance for such year, and prorated based upon a fraction, the numerator of which is the number of full and partial months which elapse between the first day of the fiscal year to which such bonus relates and the Date of Termination, and the denominator of which is 12, which pro rata bonus shall be paid when such bonuses are paid to other senior executives of the Company; provided, for the 2005 fiscal year, such bonus shall not be less than a Target Bonus amount prorated based on the ratio of the period of employment from the Effective Date to the Date of Termination to the total period from the Effective Date to the end of such fiscal year.

(iv) An amount equal to the product of two (2) times the sum of the Executive’s (A) Base Salary plus (B) his Target Bonus amount for the year in which the Date of Termination occurs, payable in cash in substantially equal installments, pursuant to the Company’s payroll practices as in effect from time to time, over twenty-four (24) months;

(v) Continuation of medical benefits for twenty-four (24) months following the Date of Termination, subject to the Executive’s payment of premiums at active employee rates for such coverage, which benefits continuation shall be concurrent with coverage available under COBRA; provided, that (A) Executive timely elects COBRA continuation coverage and timely pays all premiums provided under this Section 5(c)(v) (if not otherwise withheld from the amount due under Section 5(c)(iv) at the Executive’s election), and (B) the medical benefits provided under this Section 5(c)(v) shall terminate at such time during the period thereof that the Executive becomes covered for comparable medical benefits under a subsequent employer’s benefit plan;

(vi) On the Date of Termination, all options to purchase stock of the Company and other awards under the Company’s Long-Term, Bonus Programs (except as set forth at clause (vii) below) theretofore granted to the Executive and (if stock options) not exercised by the Executive shall vest (or not vest), and any such stock options shall be exercisable, in accordance with the terms of the applicable Long-Term Bonus Program plans and agreements between the Company and the Executive;

(vii) On the Date of Termination,

(A) a portion of the RSU Grant shall become vested and nonforfeitable such that the total portion of the RSU Grant that has become vested and nonforfeitable is equal to the fraction the numerator of which is the number of whole or partial months of continuous employment elapsed from the Effective Date through the Date of Termination and the denominator of which is sixty (60) (such fraction being the “Pro Rata Vesting Percentage”);

(B) a portion of the Stock Option Grant shall become vested and exercisable such that the total portion of the Stock Option Grant that has become vested and exercisable is equal to the Pro Rata Vesting Percentage; provided that, if on the Date of Termination the Second Stock Option Grant had not then been granted to the Executive, then two (2) times the number of unvested stock options under the Option shall become vested and exercisable on the Date of Termination than the number of unvested options that otherwise would have become vested and exercisable in this subparagraph (B) but for this proviso; and

(C) if the Second Option Grant has been granted to the Executive, a portion of the Second Stock Option Grant shall become vested and exercisable such that the total portion of the Second Stock Option Grant that has become vested and exercisable is equal to the Pro Rata Vesting Percentage.

(d) Release. Any and all amounts payable and benefits or additional rights provided pursuant to Section 5(c) or Section 6(c) of this Agreement, other than the Executive’s Accrued Obligations, shall only be payable if the Executive delivers to the Company a general release of all claims of the Executive (which is not revoked) occurring up to the release date, substantially in the form of Exhibit D attached hereto.

6. Change in Control.

(a) A “Change in Control of the Company” shall be deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur:

(i) Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Act”), excluding (A) those persons and entities included in the joint Schedule 13(G) filing filed with the Securities and Exchange Commission on February 12, 1999, and all current or future heirs, successors and affiliates to such persons and all trusts or other entities established or maintained, or to be established or maintained, for the benefit of such persons and their heirs, successors and affiliates (collectively, the “Davis Family”), (B) any employee benefit plan or related trust sponsored or maintained by the Company, and (C) a corporation or other entity owned, directly or indirectly, by all or substantially all of the shareholders of the Company immediately prior to the transaction in substantially the same proportions as their ownership of stock of the Company (“Person”)), becoming the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the outstanding voting stock of the Company requiring the filing of a report with the Securities and Exchange Commission under Section 13(d) of the Act; provided, that, at the time of the acquisition of such beneficial ownership interest, such Person’s beneficial ownership interest in the Company exceeds that of the Davis Family;

(ii) Consummation of a merger, consolidation, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the shareholders of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination; or

(iii) During any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

(b) RSU and Stock Option Grants. Immediately preceding the occurrence of a Change in Control of the Company, the RSU Grant, the Stock Option Grant and, if awarded, the Second Stock Option Grant, to the extent not vested and exercised by the Executive, shall immediately vest in full and, for the RSU Grant be nonforfeitable, and for the Stock Option Grant and Second Stock Option Grant be exercisable.

(c) Qualifying Termination. The provisions of Section 5(c) hereof to the contrary notwithstanding, if the Executive is involuntarily terminated by the Company without Cause (and other than due to his Disability) or Executive voluntarily terminates his employment for Good Reason in either case during the period commencing on a Change in Control of the Company and ending on the second anniversary of the Change in Control of the Company, then the Executive shall be entitled to receive:

(i) All Accrued Obligations which shall be paid to the Executive within thirty (30) days after the Date of Termination (or such longer period as may apply under the applicable employee retirement or welfare benefit plan of the Company);

(ii) The amount of any bonus pursuant to Section 3(b) earned for the previous fiscal year, to the extent not theretofore paid, within thirty (30) days after the Date of Termination

(iii) A bonus pursuant to Section 3(b) for the fiscal year in which such termination occurs, based on actual performance for such year, and prorated based upon a fraction, the numerator of which is the number of full and partial months which elapse between the first day of the fiscal year to which such bonus relates and the Date of Termination, and the denominator of which is 12, which pro rata bonus shall be paid when such bonuses are paid to other senior executives of the Company; provided, for the 2005 fiscal year, such bonus shall not be less than a Target Bonus amount prorated based on the ratio of the period of employment from the Effective Date to the Date of Termination to the total period from the Effective Date to the end of such fiscal year.

(iv) An amount equal to the product of three (3) times the sum of the Executive’s (A) then-current Base Salary plus (B) his Target Bonus amount for the year of termination, payable in a lump sum in cash within seven (7) days following the effectiveness of a release of claims (that is not revoked) in the manner set forth in Section 5(d);

(v) Continuation of medical benefits for thirty-six (36) months following the Date of Termination, subject to the Executive’s payment of premiums at active employee rates for such coverage, which benefits continuation shall be concurrent with coverage available under COBRA; provided, that (A) Executive timely elects COBRA continuation coverage and timely pays all premiums provided under this Section 6(c)(v), and (B) the medical benefits provided under this Section 6(c)(v) shall terminate at such time during the period thereof that the Executive becomes covered for comparable medical benefits under a subsequent employer’s benefit plan;

(vi) On the Date of Termination, all options to purchase stock of the Company and other long-term incentive or equity awards (except as set forth in Section 6(b) above) theretofore granted to the Executive and not exercised by the Executive shall vest (or not vest), and any such stock options shall be exercisable, in accordance with the terms of the applicable stock option plans and agreements between the Company and the Executive;

(d)	Excess Parachute Payments.

(i) If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to the Executive by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Executive participates or is a party, other than amounts payable under this Section 6(d) (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), and the present value of such Payments (calculated in a manner consistent with that set forth in the applicable regulations promulgated under Section 280G of the Code) is equal to or less than $50,000 greater than the threshold at which such amount becomes an “excess parachute payment,” then the amount of the Payments payable to the Executive under this Agreement shall be reduced (a “Reduction”) to the extent necessary so that no portion of such Payments payable to the Executive is subject to the Excise Tax.

(ii) In the event it shall be determined that the amount of the Payments payable to the Executive is more than $50,000 greater than the threshold at which such amount becomes an “excess parachute payment,” then the Executive shall be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment (and any interest and penalties imposed with respect thereto), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (including any interest and penalties imposed with respect thereto) imposed upon the Payments.

(iii) All determinations required to be made under this Section 6(d), including whether and when a Gross-Up Payment or a Reduction is required, the amount of such Gross-Up Payment or Reduction and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to the Company and the Executive (the “Auditor”); provided that in the event a Reduction is determined to be required, the Executive may determine which Payments shall be reduced in order to comply with the provisions of this Section 6(d). The Auditor shall promptly provide detailed supporting calculations to both the Company and Executive following any determination that a Reduction or Gross-Up Payment is necessary. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6(d), shall be paid by the Company to the Executive within five (5) days of the receipt of the Auditor’s determination. All determinations made by the Auditor shall be binding upon the Company and the Executive; provided that if, notwithstanding the Auditor’s initial determination, the Internal Revenue Service (or other applicable taxing authority) determines that an additional Excise Tax is due with respect to the Payments, then the Auditor shall recalculate the amount of the Gross-Up Payment or Reduction Amount, if applicable, based upon the determinations made by the Internal Revenue Service (or other applicable taxing authority) after taking into account any additional interest and penalties (the “Recalculated Amount”) and the Company shall pay to the Executive the excess of the Recalculated Amount over the Gross-Up Payment initially paid to the Executive or the amount of the Payments after the Reduction, as applicable, within five (5) days of the receipt of the Auditor’s recalculation the Gross-Up Payment.

7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with the Company or any of its affiliated companies. Except as otherwise provided herein, amounts and benefits which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

8. No Set Off; No Mitigation. Except as provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts, other than medical benefits provided in Section 5(c)(v) or Section 6(c)(v), shall not be reduced whether or not the Executive obtains other employment.

9. Dispute Resolution. Except to the extent necessary to enforce the provisions of Section 11 of this Agreement in accordance with Section 11(i) by way of a temporary or preliminary injunction pending the result in arbitration, any disputes under this Agreement shall be settled by arbitration in Jacksonville, Florida in accordance with the Rules of Commercial Disputes of the American Arbitration Association, as modified herein, as determined by a panel of Jacksonville arbitrators. Unless otherwise agreed, the arbitration shall be conducted within sixty (60) days of submission to arbitration and a decision shall be rendered within thirty (30) days of the conclusion of the arbitration hearing. Otherwise, any such dispute shall be resolved by a state or federal court sitting in Jacksonville, Florida. All fees and expenses of any arbitration, including arbitrator’s fees, shall be borne equally by the parties and each party shall bear his or its attorneys’ fees and expenses incurred in connection with such arbitration, unless the arbitrator otherwise awards such fees and expenses to either such party. Any award of attorneys’ fees and costs in any judicial proceeding shall be determined by applicable law and procedure.

10. Entire Agreement. The Executive acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties with respect to the subject matter hereof, including the termination of the Executive’s employment during the Term and all amounts to which the Executive shall be entitled during the Term. The Executive also acknowledges and agrees that the Executive’s right to continue to receive severance pay and other benefits pursuant to Section 5(c), or Section 6(c) and Section 6(d), of this Agreement is contingent upon the Executive’s compliance with the covenants set forth in Section 11 of this Agreement.

11. Executive’s Covenants.

(a) Confidential Information. As used in this Section 11, “Confidential Information” shall mean the Company’s trade secrets and other non-public proprietary information relating to the Company or the business of the Company, including information relating to financial statements, customer lists and identities, potential customers, customer contacts, employee skills and compensation, employee data, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins, financial, promotional, marketing, training or operational information, and other information developed or used by the Company all that is not known generally to the public or the industry and that gives the Company an advantage in the marketplace. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of the Executive.

(b) Non-Disclosure. Executive agrees that the Confidential Information is a valuable, special and unique asset of the Company’s business, that such Confidential Information is important to the Company and the effective operation of the Company’s business, and that during employment with the Company (including any employment following the Term) and at all times thereafter, the Executive shall not, directly or indirectly, disclose to any competitor or other person or entity (other than current employees of the Company) any Confidential Information that the Executive obtains while performing services for the Company, except as may be required in the Executive’s reasonable judgment to fulfill his duties hereunder or to comply with any applicable legal obligation.

(c) Non-Solicitation; Non-Competition. During employment with the Company (including any employment following the Term) and the period of twenty-four (24) months immediately after the termination of the Executive’s employment with the Company for any reason whatsoever (“Restricted Period”), the Executive will not, either directly or indirectly, either for himself or for any other person, firm, company or corporation, call upon, solicit, divert, or take away, or attempt to solicit, divert or take away any of the customers, prospective customers, business, vendors or suppliers of the Company. During the Restricted Period, the Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than one percent (1%) of outstanding shares), counsel, advise, or be otherwise engaged or employed by any entity or enterprise that competes with the Company anywhere in the world where the Company conducts business, by developing, manufacturing or selling any product or service of a type, respectively, developed, manufactured or sold by the Company. Further, the Executive shall not, at any time during the Restricted Period, without the prior written consent of the Company, (i) directly or indirectly, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six (6) months an employee, representative, officer or director of the Company; or (ii) take any action to encourage or induce any employee, representative, officer or director of the Company to cease their relationship with the Company for any reason.

(d) Return of the Company Property and Records. The Executive agrees that upon termination of his employment, for any cause whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any Confidential Information or any operational, financial or other documents given to the Executive during his employment with the Company.

(e) Cooperation. The Executive agrees that, following termination of his employment for any reason, he shall upon reasonable advance notice, and to the extent it does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during his employment, including any litigation. The Company shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.

(f) Assignment of Inventions. The Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by him, or under which he acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen alone or jointly with others, which have arisen or may arise out of his employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. Any such Inventions disclosed to anyone by the Executive within one (1) year after the termination of employment for any cause whatsoever shall be deemed to have been made or conceived by the Executive during the Term. As to all such Inventions, the Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(g) Enforcement. If any of the provisions or subparts of this Section 11 shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions or subparts thereof shall nevertheless continue to be valid and enforceable according to their terms. Further, if any restriction contained in the provisions or subparts of this Section 11 is held to be overbroad or unreasonable as written, the parties agree that the applicable provision should be considered to be amended to reflect the maximum period, scope or geographical area deemed reasonable and enforceable by the court and enforced as amended.

(h) Survival. This Section 11 shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or any termination of Executive’s employment, regardless whether such termination is voluntary or involuntary.

(i) Remedy for Breach. Because the Executive’s services are unique and because the Executive has access to the Company’s Confidential Information, the parties agree that any breach or threatened breach of this Agreement will cause irreparable damage to the Company and that money damages alone would be an inadequate remedy. The parties therefore agree that, in the event of any breach or threatened breach of this Agreement, and in addition to all other rights and remedies available to it, the Company may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement pending a final decision in an arbitration conducted under Section 9 of this Agreement. Nothing contained herein shall be construed to prohibit the Company from pursuing any other remedies available to it for such actual or threatened breach, including but not limited to the recovery of money damages.

12. Indemnification. The Company agrees that if the Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including attorneys’ fees) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by the Company’s by-laws or, if greater, by the laws of the State of Florida, as may be in effect from time to time. The rights conferred on Executive by this Section 12 shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the by-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification and advancement of expenses provided for by this Section shall continue as to Executive after he ceases to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators. This Section 12 shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the Executive’s employment, regardless whether such termination is voluntary or involuntary.

13. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable by the Company or its successors except in connection with the sale or other disposition of all or substantially all of the assets or business of the Company. The Company shall require any successor to all or substantially all of the business or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

14. Amendment; Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by the Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

15. Representations.

(a) By the Company. The Company represents to the Executive that, as of the Effective Date, all financial statements for each fiscal quarter and fiscal year since July 1, 2003 fairly present in all material respects the financial condition of the Company in accordance with generally accepted accounting principles as applied by the independent auditors of the Company as of the applicable reporting dates except as reported in the notes to those financial statements.

(b) By the Executive. The Executive represents to the Company that no existing covenant or other obligation restricts Executive’s ability to enter into this Agreement and to perform his duties hereunder.

16. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Company:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attn: General Counsel

If to the Executive:

At the last known principal residence address reflected in the personnel records of the Company,

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c) Entire Agreement; Amendment; Waiver. The Executive acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties with respect to the subject matter hereof, including the termination of the Executive’s employment and all amounts to which the Executive shall be entitled. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

(d) Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(e) Inconsistency. In the event of any inconsistency between this Agreement and any other agreement (including but not limited to any option, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Agreement shall control over such Other Provision.

(f) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) Captions, Gender, Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

(h) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date first set forth above.

EXECUTIVE:

/s/ PETER L. LYNCH Peter L. Lynch

EMPLOYER:

Winn-Dixie Stores, Inc., a Florida corporation

By:	/s/ H. JAY SKELTON H. Jay Skelton, Chairman of the Board of Directors

Exhibit A

RSU GRANT

WINN-DIXIE STORES, INC.

RESTRICTED STOCK UNIT AGREEMENT

WHEREAS, Peter L. Lynch (the “Grantee”) is the President and Chief Executive Officer of Winn-Dixie Stores, Inc. (the “Company”).

WHEREAS, the Grantee has been selected by the Compensation Committee of the Board of Directors of the Company (the “Board”) to receive a grant of 3,000,000 restricted stock units (“RSUs”) representing 3,000,000 shares (the “Shares”) of the Company’s common stock, $1.00 par value per share (the “Common Stock”), subject to certain restrictions.

WHEREAS, on December 9, 2004 the Compensation Committee of the Board authorized the execution of a Restricted Stock Unit Agreement in the form hereof (the “Agreement”) effective as of December 9, 2004 (the “Date of Grant”).

NOW THEREFORE, subject to the terms and conditions set forth herein:

1. GRANT OF RSUs. The Company hereby grants to the Grantee on the Date of Grant 3,000,000 RSUs. Each RSU represents the right to receive one (1) Share. Each RSU shall vest and become nonforfeitable (“Vest”) in accordance with Section 2 below. The Company shall hold the RSUs in book-entry form. The Grantee shall have no direct or secured claim in any specific assets of the Company or the Shares of Stock to be issued to Grantee under Section 4(a) and will have the status of a general unsecured creditor of the Company.

2. VESTING.

(a) Generally. Subject to the termination of the RSUs pursuant to Sections 5(a) or (b) below or the acceleration of the Vesting of the RSUs pursuant to Sections 2(b) or 5(a) or (b) below,

(i) 2,000,000 RSUs shall Vest on December 9, 2009 if the Grantee has been continuously employed by the Company through such date; and

(ii) The other 1,000,000 RSUs shall Vest in equal installments on the first five anniversaries of the Date of Grant, provided in each case that the Grantee has been continuously employed by the Company through each such vesting date with respect to the number of RSUs then Vesting.

(b) Change in Control. Anything contained in this Agreement to the contrary notwithstanding, all of the RSUs shall Vest immediately preceding the occurrence of a Change in

Control. For this purpose, a “Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur:

(iii) Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Act”), excluding (A) those persons and entities included in the joint Schedule 13(G) filing filed with the Securities and Exchange Commission on February 12, 1999, and all current or future heirs, successors and affiliates to such persons and all trusts or other entities established or maintained, or to be established or maintained, for the benefit of such persons and their heirs, successors and affiliates (collectively, the “Davis Family”), (B) any employee benefit plan or related trust sponsored or maintained by the Company, and (C) a corporation or other entity owned, directly or indirectly, by all or substantially all of the shareholders of the Company immediately prior to the transaction in substantially the same proportions as their ownership of stock of the Company (“Person”)), becoming the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the outstanding voting stock of the Company requiring the filing of a report with the Securities and Exchange Commission under Section 13(d) of the Act; provided, that, at the time of the acquisition of such beneficial ownership interest, such Person’s beneficial ownership interest in the Company exceeds that of the Davis Family;

(iv) Consummation of a merger, consolidation, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the shareholders of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination; or

(v) During any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

3. NO TRANSFER OR ASSIGNMENT OF RSUs; RESTRICTIONS ON SALE. Except as otherwise provided in this Agreement, the RSUs and the rights and privileges conferred thereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process until the Shares underlying the RSUs are delivered to the Grantee or his designated representative. The Grantee agrees to not to sell any Shares at any time when applicable laws or Company policies prohibit a sale. This restriction shall apply as long as the Grantee is an employee, consultant or director of the Company or a subsidiary of the Company.

4. DELIVERY OF SHARES.

(a) Issuance of Shares. To the extent that the RSUs Vest, and except as otherwise provided in this Agreement or that certain Employment Agreement between the Company and Grantee dated as of December 9, 2004 (the “Employment Agreement”), after the termination of the Grantees employment by the Company for any reason, the Company shall issue to the Grantee a stock certificate representing a number of Shares of Stock equal to the number of RSUs then vested on the later of (i) the July 15 of the year after which the Grantee ceases to be a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 or (ii) the date which is six (6) months after the date of the Grantee’s “separation from service,” as such term is defined in regulations or other guidance issued under Section 409A of the Internal Revenue Code of 1986, as amended.

(b) Withholding Taxes. In the event that the Company determines that it is required to withhold any tax as a result of the Vesting of the RSUs or the delivery of Shares, the Grantee, as a condition to receiving the Shares underlying the RSUs, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements.

5. TERMINATION OF EMPLOYMENT.

(a) Death; Disability; For Cause; Without Good Reason. Upon an involuntary termination of the Grantee’s employment by the Company for Cause, a voluntary termination of employment by the Grantee without Good Reason, or a termination of Grantee’s employment due to the Grantee’s death or Disability (each such capitalized term having the respective meanings defined in the Employment Agreement), prior to the date on which all of the RSUs shall have become Vested, the number of RSUs that are not then Vested shall be forfeited in their entirety.

(b) Without Cause or for Good Reason. Upon the involuntary termination of the Grantee’s employment by the Company without Cause (other than due to his Disability) or the voluntary termination of the Grantee’s employment by the Grantee for Good Reason, a portion of the RSUs shall become vested and nonforfeitable such that the total portion of RSUs that has become vested and nonforfeitable is equal to the fraction the numerator of which is the number of whole or partial months of Grantee’s continuous employment with the Company elapsed from the Date of Grant through the Date of Termination (as defined in the Employment Agreement) and the denominator of which is sixty (60). Any unvested RSUs shall be forfeited.

6. LEGALITY OF INITIAL ISSUANCE. No Shares shall be issued unless and until the Company has determined that:

(a) It and the Grantee, at Company’s expense, have taken any actions required to register the Shares under the Securities Act of 1933, as amended or to perfect an exemption from the registration requirements thereof;

(b) Any applicable listing requirement of any stock exchange or other securities market on which the Common Stock is listed has been satisfied; and

(c) Any other applicable provision of state or federal law has been satisfied.

7. MISCELLANEOUS PROVISIONS.

(a) Rights as a Stockholder. Neither the Grantee nor the Grantee’s representative shall have any rights as a stockholder with respect to any Shares underlying the RSUs until the date that the Company is obligated to deliver such Shares to the Grantee or the Grantee’s representative.

(b) Dividend Equivalents. As of each dividend date with respect to shares of Common Stock, a dollar amount equal to the amount of the dividend that would have been paid on the number of Shares of Common Stock equal to the number of RSUs held by Grantee as of the close of business on the record date for such dividend shall be converted into a number of restricted stock units equal to the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date with such dollar amount. In the case of any dividend declared on shares of Common Stock which is payable in shares of Common Stock, Grantee shall be credited with an additional number of restricted stock units equal to the product of (x) the number of his restricted stock units then held on the related dividend record date multiplied by the (y) the number of shares of Common Stock (including any fraction thereof) distributable as a dividend on a share of Common Stock. All such dividend equivalents credited to Grantee shall be added to and in all respects thereafter be treated as RSUs hereunder.

(c) No Retention Rights. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employment or service of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Grantee, which rights are hereby expressly reserved by each, to terminate his employment or service at any time and for any reason, with or without Cause.

(d) Anti-Dilution. In the event that any change in the outstanding shares of Common Stock of the Company (including an exchange of Common Stock for stock or other securities of another corporation) occurs by reason of a Common Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate changes, the number of RSUs awarded hereunder, and the number of Shares distributable pursuant to Vested RSUs, shall be appropriately adjusted by the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) whose determination shall be conclusive; provided, however that fractional shares shall be rounded to the nearest whole share. In the event of any other change in the Common Stock, the Compensation Committee shall in its sole discretion determine whether such change equitably requires a change in the number or type of Shares subject to RSUs and any adjustment made by the Committee shall be conclusive.

(e) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he most recently provided to the Company.

(f) Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. No alteration or modification of this Agreement shall be valid except by a subsequent written instrument executed by the parties hereto. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

(g) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, as such laws are applied to contracts entered into and performed in such State, without giving effect to the choice of law provisions thereof.

(h) Successors.

(i) This Agreement is personal to the Grantee and, except as otherwise provided in Section 3 above, shall not be assignable by the Grantee otherwise than by will or the laws of descent and distribution, without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Grantee’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon Company and its successors. It shall not be assignable except in connection with the sale or other disposition of all or substantially all the assets or business of the Company.

(i) Severability. If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(j) Headings. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

(k) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

This Agreement is executed by the Company as of this December 9, 2004.

WINN-DIXIE STORES, INC.

By:
Title:

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the RSUs granted hereunder, subject to the terms and conditions hereinabove set forth.

Peter L. Lynch, Grantee

Date:

Exhibit B

STOCK OPTION GRANT

WINN-DIXIE STORES, INC.

KEY EMPLOYEE STOCK OPTION PLAN

STOCK OPTION AGREEMENT

THIS AGREEMENT is effective as of the 9th day of December 2004 (the “Effective Date of Grant”) by and between WINN-DIXIE STORES, INC., a Florida corporation (“Company”) and Peter L. Lynch (“Optionee”).

IT IS HEREBY AGREED:

I. GRANT OF OPTION.

The Company hereby grants to Optionee a non-qualified stock option (“Option”) to purchase 500,000 shares of Stock, at the price of $    .     per share, which price is the fair market value of the stock on the date on which the Option is granted. The Option is granted under the Company’s Key Employee Stock Option Plan effective January 24, 1990, as amended through August 7, 2003 and as may further be amended from time to time thereafter (the “Plan”), and is subject to the terms and conditions of the Plan. To the extent any terms and conditions herein conflict with the terms and conditions of the Plan, the terms and conditions of the Plan shall control. Capitalized terms used in this Agreement without further definition shall have the same meanings given to such terms in the Plan. Copies of the Plan are available from the Secretary of the Company. “Stock” shall mean the Company’s Common Stock, having a par value of $1.00 per share, as defined in the Plan.

II. EXPIRATION AND TERMINATION OF OPTION.

The Option shall be exercisable subject to the provisions of Article IV hereof, on or before the tenth (10th) anniversary of the Effective Date of Grant, at the end of which period it shall expire or become void to the extent it then remains unexercised.

Subject to the provisions of Article IV hereof, if Optionee shall cease to be employed by the Company for any reason other than death, Optionee may, within the three (3) months next succeeding such cessation of employment (unless the Option shall sooner expire), exercise such Option to the extent Optionee was entitled to exercise it as of the date of such cessation, and at the expiration of such three (3) months, the Option (unless it shall have sooner expired) shall terminate and become void to the extent that it then remains unexercised.

This Option Agreement does not confer upon Optionee any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Optionee or the Company to terminate employment of Optionee at any time.

III. DEATH OF OPTIONEE.

In the event of the death of Optionee while in the employ of the Company, the Option shall be exercisable (to the extent otherwise exercisable pursuant to Article IV hereof) within one (1) year of such date of death (unless the Option shall sooner expire) but only (a) by the person or persons to whom such Option shall pass by the Optionee’s will or the laws of descent and distribution and (b) if and to the extent Optionee was entitled to exercise the Option at the date of death of Optionee. At the end of the one year period, the Option (unless it shall have sooner expired) shall terminate and become void to the extent it then remains unexercised.

IV. VESTING AND EXERCISE OF OPTION.

(a) Subject to subsections (b) and (c) below, the Option shall be vested and exercisable pursuant to the following schedule, provided the Optionee has been in the continuous employ of the Company as an Eligible Employee through the periods set forth:

Vesting Date	Portion of Option that is Vested and Exercisable
First Anniversary of Effective Date of Grant	A Total of One-Fifth of the Option

Second Anniversary of Effective Date of Grant	A Total of Two-Fifths of the Option

Third Anniversary of Effective Date of Grant	A Total of Three-Fifths of the Option

Fourth Anniversary of Effective Date of Grant	A Total of Four-Fifths of the Option

Fifth Anniversary of Effective Date of Grant	The Entire Option

(b) If Optionee’s employment is involuntarily terminated by the Company other than for Cause (and other than for his Disability) or Optionee’s employment is voluntarily terminated by Optionee for Good Reason (each such capitalized term having the respective meanings set forth in the Employment Agreement between Optionee and the Company dated December 9, 2004; “Employment Agreement”), then a portion of the Option shall become vested and exercisable such that the total portion of the Option that has become vested and exercisable is equal to the fraction the numerator of which is the number of whole or partial months of Optionee’s continuous employment with the Company from the Effective Date of Grant through the Date of Termination (as defined in the Employment Agreement) and the denominator of which is sixty (60); provided, if such Date of Termination shall occur prior to the date of granting the Second Option Grant (as defined in the Employment Agreement), then two (2) times the number of unvested stock options under the Option shall become vested and exercisable on the Date of Termination than the number of unvested options that otherwise would have become vested and exercisable in this subparagraph (b) but for this proviso.

(c) Immediately preceding the occurrence of a Change in Control as defined in the Plan, the Option shall become immediately fully vested and exercisable.

(d) The Option, when exercisable, may be exercised by Optionee (or, in the event of the death of the Optionee, by the person or persons to whom the Option passes by will or the laws of descent and distribution) in whole at any time or in part from time to time (provided that each exercise shall be for 1,000 shares of Stock, as constituted at the time of such exercise, or any multiple thereof unless such Option shall be for less than 1,000 shares, in which event such exercise shall be for the full number of shares represented by such Option) by submitting written notice thereof to the Company or its duly authorized agent or representative on such forms as may be provided by the Company accompanied by payment in full, in cash, for the shares to be purchased.

V. EXERCISE.

Optionee may elect to exercise the Option pursuant to a cashless exercise or to sell the Stock issued pursuant to an Option at the time of the Option exercise, provided that in no event may an Optionee pay for Stock issued pursuant to this Option with the proceeds from the sale of Stock issued upon the exercise of this Option unless the General Counsel of the Company determines that such an exercise with proceeds from the sale of Stock issued upon the exercise of an Option does not violate any federal or state law or regulation. In addition, when exercising the Option or transferring the underlying Stock, Optionee shall comply with the Company’s insider trading policy.

VI. RIGHTS OF OPTIONEE.

Optionee shall not have any rights as a stockholder of the Company by virtue of the Option until the date of issue of the certificate or certificates for the shares of Stock purchased by Optionee pursuant to exercise of the Option.

The Option or any right of Optionee hereunder to purchase shares of Stock may not be sold, pledged, assigned or transferred by Optionee otherwise than by will or the laws of descent and distribution, and such Option shall be exercisable, during Optionee’s lifetime, only by Optionee.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

WINN-DIXIE STORES, INC.

By:
Its:

Attest:
Its Secretary

Peter L. Lynch

Exhibit C

SECOND STOCK OPTION GRANT

WINN-DIXIE STORES, INC.

KEY EMPLOYEE STOCK OPTION PLAN

STOCK OPTION AGREEMENT

THIS AGREEMENT is effective as of                     , 2005 (the “Effective Date of Grant”) by and between WINN-DIXIE STORES, INC., a Florida corporation (“Company”) and Peter L. Lynch (“Optionee”).

IT IS HEREBY AGREED:

I. GRANT OF OPTION.

The Company hereby grants to Optionee a non-qualified stock option (“Option”) to purchase 500,000 shares of Stock, at the price of $    .     per share, which price is the fair market value of the stock on the date on which the Option is granted. The Option is granted under the Company’s Key Employee Stock Option Plan effective January 24, 1990, as amended through August 7, 2003 and as may further be amended from time to time thereafter (the “Plan”), and is subject to the terms and conditions of the Plan. To the extent any terms and conditions herein conflict with the terms and conditions of the Plan, the terms and conditions of the Plan shall control. Capitalized terms used in this Agreement without further definition shall have the same meanings given to such terms in the Plan. Copies of the Plan are available from the Secretary of the Company. “Stock” shall mean the Company’s Common Stock, having a par value of $1.00 per share, as defined in the Plan.

II. EXPIRATION AND TERMINATION OF OPTION.

The Option shall be exercisable subject to the provisions of Article IV hereof, on or before the tenth (10th) anniversary of the Effective Date of Grant, at the end of which period it shall expire or become void to the extent it then remains unexercised.

Subject to the provisions of Article IV hereof, if Optionee shall cease to be employed by the Company for any reason other than death, Optionee may, within the three (3) months next succeeding such cessation of employment (unless the Option shall sooner expire), exercise such Option to the extent Optionee was entitled to exercise it as of the date of such cessation, and at the expiration of such three (3) months, the Option (unless it shall have sooner expired) shall terminate and become void to the extent that it then remains unexercised.

This Option Agreement does not confer upon Optionee any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Optionee or the Company to terminate employment of Optionee at any time.

III. DEATH OF OPTIONEE.

In the event of the death of Optionee while in the employ of the Company, the Option shall be exercisable (to the extent otherwise exercisable pursuant to Article IV hereof) within one (1) year of such date of death (unless the Option shall sooner expire) but only (a) by the person or persons to whom such Option shall pass by the Optionee’s will or the laws of descent and distribution and (b) if and to the extent Optionee was entitled to exercise the Option at the date of death of Optionee. At the end of the one year period, the Option (unless it shall have sooner expired) shall terminate and become void to the extent it then remains unexercised.

IV. VESTING AND EXERCISE OF OPTION.

(a) Subject to subsections (b) and (c) below, the Option shall be vested and exercisable pursuant to the following schedule, provided the Optionee has been in the continuous employ of the Company as an Eligible Employee through the periods set forth:

Vesting Date	Portion of Option that is Vested and Exercisable
First Anniversary of Effective Date of Employment Agreement (defined below)	A Total of One-Fifth of the Option

Second Anniversary of Effective Date of Employment Agreement	A Total of Two-Fifths of the Option

Third Anniversary of Effective Date of Employment Agreement	A Total of Three-Fifths of the Option

Fourth Anniversary of Effective Date of Employment Agreement	A Total of Four-Fifths of the Option

Fifth Anniversary of Effective Date of Employment Agreement	The Entire Option

(b) If Optionee’s employment is involuntarily terminated by the Company other than for Cause (and other than for his Disability) or Optionee’s employment is voluntarily terminated by Optionee for Good Reason, then a portion of the Option shall become vested and exercisable such that the total portion of the Option that has become vested and exercisable is equal to the fraction the numerator of which is the number of whole or partial months of Optionee’s continuous employment with the Company from the Effective Date of the Employment Agreement through the Date of Termination and the denominator of which is sixty (60) (each such capitalized term in this Article IV(b) not defined in the Plan shall have the respective meanings set forth in the Employment Agreement between Optionee and the Company dated December 9, 2004; “Employment Agreement”).

(c) Immediately preceding the occurrence of a Change in Control as defined in the Plan, the Option shall become immediately fully vested and exercisable.

(d) The Option, when exercisable, may be exercised by Optionee (or, in the event of the death of the Optionee, by the person or persons to whom the Option passes by will or the laws of descent and distribution) in whole at any time or in part from time to time (provided that each exercise shall be for 1,000 shares of Stock, as constituted at the time of such exercise, or any multiple thereof unless such Option shall be for less than 1,000 shares, in which event such exercise shall be for the full number of shares represented by such Option) by submitting written notice thereof to the Company or its duly authorized agent or representative on such forms as may be provided by the Company accompanied by payment in full, in cash, for the shares to be purchased.

V. EXERCISE.

Optionee may elect to exercise the Option pursuant to a cashless exercise or to sell the Stock issued pursuant to an Option at the time of the Option exercise, provided that in no event may an Optionee pay for Stock issued pursuant to this Option with the proceeds from the sale of Stock issued upon the exercise of this Option unless the General Counsel of the Company determines that such an exercise with proceeds from the sale of Stock issued upon the exercise of an Option does not violate any federal or state law or regulation. In addition, when exercising the Option or transferring the underlying Stock, Optionee shall comply with the Company’s insider trading policy.

VI. RIGHTS OF OPTIONEE.

Optionee shall not have any rights as a stockholder of the Company by virtue of the Option until the date of issue of the certificate or certificates for the shares of Stock purchased by Optionee pursuant to exercise of the Option.

The Option or any right of Optionee hereunder to purchase shares of Stock may not be sold, pledged, assigned or transferred by Optionee otherwise than by will or the laws of descent and distribution, and such Option shall be exercisable, during Optionee’s lifetime, only by Optionee.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

WINN-DIXIE STORES, INC.

By:
Its:

Attest:
Its Secretary

Peter L. Lynch

Exhibit D

GENERAL RELEASE OF ALL CLAIMS

1. For and in consideration of the promises made in the Employment Agreement (defined below), the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his heirs, administrators, legal representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Winn-Dixie Stores, Inc. (“Company”), Company’s subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with Company or any of its affiliates and the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement between Company and Executive, dated December 9, 2004, as amended from time to time (the “Employment Agreement”) and any claims under any stock option and restricted stock units agreements between Executive and Company) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Florida Civil Rights Act, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to (a) any claims for breach of the Employment Agreement or claims or rights for severance pay, benefits, payment, indemnification and any other rights now existing or hereinafter arising under the Employment Agreement, the organization documents of Company or any other agreement providing for indemnification regardless of when any claim is filed, (b) any claims or rights under the RSU Grant or Stock Option Grant (as defined in the Employment Agreement) and (c) any claims or rights under directors and officers liability insurance.

2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release or as otherwise provided in this General Release. If Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

4. Executive acknowledges and agrees that he is subject to certain post-employment covenants pursuant to Section 11 of the Employment Agreement, which covenants survive the termination of his employment and the execution of this General Release.

5. Executive acknowledges and recites that:

(a) Executive has executed this General Release knowingly and voluntarily;

(b) Executive has read and understands this General Release in its entirety;

(c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

(d) Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

(e) Executive has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.

6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Florida, except for the application of pre-emptive Federal law.

7. Executive shall have seven (7) days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in Section 16(b) of the Employment Agreement, in which event this General Release shall be unenforceable and null and void.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE

Date:
Peter L. Lynch